CREDIT AGREEMENT

This credit agreement is made on the day of September 28, 2018 by and among**, Daniel Yepes 6552 Arleigh Ct Apt 104, Boca Raton, Fl 33433** Hereinafter known as "Lender".

and

TOWER ONE WIRELESS CORP. A COMPANY ORGANIZED UNDER THE LAWS OF BRITISH COLUMBIA, CANADA. **600-535 Howe Street,Vancouver,BC.V6C 227** Hereinafter known as "Borrower".

Borrower and Lender shall collectively be known herein as "the Parties". In determining the rights and duties of the Parties under the Credit Agreement, the entire document must be read as a whole.

CREDIT TERMS

The Borrower and Lender, hereby further set forth their rights and obligations to one another under the Credit Agreement and agreed to be legal bound as follows:

Loan Payment Terms: Borrower to pay $300.000 US Dollars to Lender, plus a one time expense fee of $12,000 for the period. Payment of the principal loan and accrued interests shall be due 45 days from the date of execution of this agreement. In addition to the interest rate the Tower One Wireless Corp. will also issue 300,000 stock options for @ .15 Canadian. The term of these options is for 24 months from issue date.

Demand by Lender: This is a "demand" loan agreement under which borrower is required to pay back in full the entire outstanding Loan Balance within 30 days of receiving a written demand from Lender or full repayment of the Loan Balance. Delivery of the written notice by Lender to Borrower via U.S. Postal Service Certified Mail shall constitute prima facie evidence of delivery.

Method of Loan Payment: The Borrower shall make all payments called for under this loan agreement by wire Transfer.

Default: The occurrence of any of the following events shall constitute a Default by the borrower of the terms of this loan agreement:

- Borrower's failure to pay any amount due as principal or interest on the date required under the loan agreement
- Borrower seeks an order of relief under the Federal Bankruptcy laws
- Borrower becomes insolvent

Exclusive Jurisdiction for Suit in Case of Breach: The parties, by entering into this agreement, submit to Jurisdiction in British Columbia, Canada for adjudication of any disputes and/or claims between the parties under this agreement. Furthermore the parties hereby agree that the courts of British Columbia, Canada shall have exclusive jurisdiction over any disputes between the party's relatives to this agreement, whether said disputes sound in contract, tort or other areas of the law.

State Laws: this agreement shall be interpreted under, and governed by, the laws of British Columbia, Canada.

IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, Borrower and Lender affix their signatures hereto.

Borrower(s)	**Lender(s)**
[redacted] *(signatures)*	[redacted] *(signatures)*
Name: Alejandro Ochoa	**Name: Daniel Yepes**
By: TOWER ONE WIRELESS CORP	**By: Daniel Yepes**
Title: Director (AUTHORIZED PERSON)	**Title: (AUTHORIZED PERSON)**
Dated: Sept 24., 2018	**Dated:** Sept 28, 2018